Exhibit 3.1

CANADA BUSINESS CORPORATIONS ACT		LOI CANADIENNE SUR LE SOCIÉTÉS PAR ACTIONS

FORM 7		FORMULE 7

RESTATED ARTICLES OF INCORPORATION (SECTION 180)		STATUS CONSTITUTIFS MIS À JOUR (ARTICLE 180)
1.	Name of corporation - Dénomination de la société	Corporation No. - N° de la société

	SIERRA WIRELESS, INC.	292543-5

2.	The place in Canada where the registered office is situated	Lieu au Canada où est situé le siège social

City of Vancouver, Province of British Columbia

3.	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisée à émettre

The Corporation is authorized to issue an unlimited number of common shares having the rights, privileges, restrictions and conditions set out in Schedule A attached hereto and an unlimited number of preference shares issuable in one or more series, having the rights, privileges, restrictions and conditions set out in Schedule B attached hereto.

4.	Restrictions, if any, on share transfer	Restrictions sur le transfer des actions, s’il y a lieu

None.

5.	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

A minimum of 1 and a maximum of 9.

6.	Restrictions, if any, on business the corporation may carry on	Limites imposées à l’activité commerciale de la société, s’il y a lieu

None.

7.	Other provisions, if any	Autres dispositions, s’il y a lieu

Authorization to Appoint Additional Directors

The directors may, within the maximum number permitted by the articles, appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

The foregoing restated articles of incorporation correctly set out, without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation.		Cette mise à jour des statuts constitutifs démontre exactement, sans changement substantiel, les dispositions correspondantes des statuts constitutifs modifiés qui remplacent les statuts constitutifs originaux.

Signature	Date D -J	M	Y - A	FOR DEPARTMENTAL USE ONLY - Á L’USAGE DE MINISTÈRE SEULEMENT
	14	05	99

Title – Titre				Filed - Déposée

President				MAY 14 1999

SCHEDULE A

PROVISIONS ATTACHING TO COMMON SHARES

The common shares (the “Common Shares”) shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1 Dividends

Subject to the prior rights of the holders of the Preference Shares and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine, and all dividends which the board of directors of the Corporation may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

1.2 Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Preference Shares and any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

1.3 Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common Share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

SCHEDULE B

PROVISIONS ATTACHING TO THE PREFERENCE SHARES

The preference shares (the “Preference Shares”), as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1 Directors’ Authority to Issue in One or More Series

The board of directors of the Corporation may issue the Preference Shares at any time and from time to time in one or more series. Before the shares of a particular series are issued, the board of directors of the Corporation shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Corporation.

1.2 Ranking of Preference Shares

No rights, privileges, restrictions or conditions attached to a series of Preference Shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of Preference Shares then outstanding. The Preference Shares shall be entitled to priority over the Common Shares and over any other shares of the Corporation ranking junior to the Preference Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preference Shares are not paid in full, the Preference Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Preference Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Preference Shares of any series may also be given such other preferences, not inconsistent with sections 1.1 to 1.4 hereof, over the Common Shares and over any other shares ranking junior to the Preference Shares as may be determined in the case of such series of Preference Shares.

1.3 Voting Rights

Except as hereinafter referred to or as otherwise required by law or in accordance with any voting rights which may from time to time be attached to any series of Preference Shares, the holders of the Preference Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

1.4 Approval of Holders of Preference Shares

The rights, privileges, restrictions and conditions attaching to the Preference Shares as a class may be added to, changed or removed but only with the approval of the holders of the Preference Shares given as hereinafter specified.

The approval of the holders of Preference Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Preference Shares as a class or to any other matter requiring the consent of the holders of the Preference Shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval shall be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Preference Shares duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Canada Business Corporations Act (as from time to time amended, varied or replaced) and prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at a meeting of holders of Preference Shares as a class, each holder entitled to vote thereat shall have one vote in respect of each Preference Share held by him.